Exhibit 5: Legal Opinion of Goodwin Procter LLP

January 30, 2009

Medical Information Technology, Inc.
MEDITECH Circle
Westwood, MA 02090

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof relating to an aggregate of 225,000 shares (the "Shares") of Common Stock, $1.00 par value per share, of Medical Information Technology, Inc., a Massachusetts corporation (the "Company"), that may be issued pursuant to the MEDITECH 2004 Stock Purchase Plan (the "Plan").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to Massachusetts law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP